Execution Copy

Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

NORTHERN INDIANA HOSPITAL, LLC

as Seller

and

HORIZON HEALTH CORPORATION

as Purchaser

Dated as of March 12, 2004

TABLE OF CONTENTS

ARTICLE 1
DEFINITIONS; SALE AND TRANSFER OF ASSETS; CONSIDERATION; CLOSING		1
1.1	Definitions	1
1.2	Purchase Price	2
1.3	Closing Date	2
1.4	Items to be Delivered by Seller at Closing	2
1.5	Items to be Delivered by Purchaser at Closing	4
1.6	Prorations and Utilities	5
1.7	Transfer of Seller Assets	5
1.8	Excluded Assets	6
1.9	Assumed Obligations	8
1.10	Excluded Liabilities	9
1.11	Risk of Loss	10
1.12	Net Working Capital, Estimates and Audits.	11

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER		12
2.1	Authority	12
2.2	Authorization/Execution	13
2.3	Organization and Good Standing; No Subsidiaries; No Conflicts.	13
2.4	Financial Statements; Changes.	14
2.5	Tax and Other Returns and Reports.	14
2.6	Material Contracts.	15
2.7	Real and Personal Property; Title to Property; Leases.	16
2.8	Intangible Property.	17
2.9	Legal Proceedings.	17
2.10	Accounting Records; Internal Controls; Absence of Certain Payments.	18
2.11	Insurance.	18
2.12	Employees.	18
2.13	Employee Benefits.	19
2.14	Certain Interests.	19
2.15	Intercompany Operations.	20
2.16	Inventories.	20
2.17	Receivables.	20
2.18	Third Party Payors and Suppliers.	20
2.19	Worker Adjustment and Retraining Notification (WARN).	20
2.20	Environmental Compliance.	20
2.21	Powers of Attorney.	22
2.22	Accreditation; Medicare and Medicaid; Third-Party Payors; Compliance with Health Care Laws.	22
2.23	Compliance Program.	24
2.24	HIPAA.	24
2.25	Restricted Grant and Loan Programs.	24
2.26	Experimental Procedures.	25
2.27	Medical Staff; Physician Relations.	25

i

2.28	Solvency.	25
2.29	No Brokers or Finders.	25
2.30	Condition of Assets	25

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER		26
3.1	Authorization	26
3.2	Binding Agreement	26
3.3	Organization and Good Standing; No Violation.	26
3.4	Brokers and Finders	27
3.5	Solvency	27
3.6	Availability of Funds	27

ARTICLE 4
COVENANTS OF SELLER		27
4.1	Access and Information; Inspection Period, Preparation of Exhibits and Schedules.	27
4.2	Conduct of Business	28
4.3	Negative Covenants	29
4.4	Consents	29
4.5	Additional Financial Information	30
4.6	No-Shop.	30
4.7	Seller’s Efforts to Close	30
4.8	Title Matters	31
4.9	Termination Cost Reports	31
4.10	Certain Employee Matters.	31
4.11	Updating of Disclosure Schedules	31

ARTICLE 5
COVENANTS OF PURCHASER		32
5.1	Purchaser’s Efforts to Close	32
5.2	Required Governmental Approvals	32
5.3	Use of Business Names	32
5.4	Excluded Assets	32
5.5	Confidentiality	32
5.6	Enforceability	33
5.7	Waiver of Bulk Sales Law Compliance	33

ARTICLE 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		33
6.1	Signing and Delivery of Instruments	33
6.2	Unfavorable Action or Proceeding	33
6.3	Performance of Covenants	34
6.4	Opinion of Counsel for Purchaser	34
6.5	Governmental Authorizations	34
6.6	Exhibits and Disclosure Schedules	34

ARTICLE 7
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		34
7.1	Governmental Authorizations	34
7.2	Signing and Delivery of Instruments	34
7.3	Performance of Covenants	34
7.4	Unfavorable Action or Proceeding	34
7.5	Opinion of Counsel	35
7.6	Exhibits and Disclosure Schedules	35
7.7	Title Insurance Policy	35
7.8	No Material Adverse Change	35
7.9	Required Consents	35

ARTICLE 8
TERMINATION		35
8.1	Termination	35
8.2	Termination Consequences	36

ARTICLE 9
POST-CLOSING MATTERS		36
9.1	Excluded Assets and Excluded Liabilities	36
9.2	Preservation and Access to Records After the Closing.	37
9.3	Provision of Benefits of Certain Contracts	38
9.4	Employee Matters	38
9.5	Misdirected Payments, Etc	39

ARTICLE 10
SURVIVAL AND INDEMNIFICATION		39
10.1	Survival	39
10.2	Indemnification of Purchaser by Seller.	40
10.3	Indemnification of Seller by Purchaser.	41
10.4	Method of Asserting Claims	43
10.5	Exclusive	46

ARTICLE 11
TAX AND COST REPORT MATTERS		46
11.1	Tax Matters; Allocation of Purchase Price.	46
11.2	Cost Report Matters.	46

ARTICLE 12
MISCELLANEOUS PROVISIONS		47
12.1	Entire Agreement	47
12.2	Further Assurances and Cooperation	47
12.3	Successors and Assigns	47
12.4	Governing Law	48
12.5	Amendments	48
12.6	Exhibits, Schedules and Disclosure Schedule	48
12.7	Notices	48
12.8	Headings	49
12.9	Confidentiality and Publicity	49

12.10	Third Party Beneficiary	49
12.11	Expenses and Attorneys’ Fees	49
12.12	No Waiver	49
12.13	Severability	50
12.14	Counterparts	50
12.15	Waiver of Jury Trial	50

LIST OF EXHIBITS

EXHIBIT	DESCRIPTION
A	Bill of Sale
B	Real Estate Assignments
C	Special Warranty Deed
D	Opinion of Counsel for Seller
E	Transitional Services Agreements
F	Power of Attorney
G	Guaranty
H	License Agreement
I	Employee Leasing Agreement
J	Information Technology Transition Services Agreement
K	Opinion of Counsel for Purchaser

LIST OF SCHEDULES

SCHEDULE	DESCRIPTION
1.4(l)	Contract and Lease Consents
1.7(a)	Owned Real Property
1.7(b)	Leased Real Property
1.7(f)	Contracts
1.8(c)	Excluded Proprietary Software
1.8(t)	Other Excluded Assets
1.9(b )	Capital Leases
1.9(f)	Other Assumed Obligations
1.12	Net Working Capital Determination
2.3	Conflicts
2.4	Exceptions from GAAP/Other Changes
2.5	Tax Matters
2.6	Material Contracts
2.7	Property/Encumbrances
2.8	Intangible Property
2.9	Litigation
2.11	Insurance/Claims
2.12	Employees
2.13	Employee Plans
2.14	Certain Interests
2.15	Intercompany Operations
2.18	Payor Contracts
2.20	Environmental Matters
2.22	Medicare/Medicaid Compliance
2.27	Medical Staff Matters
4.8	Certain Leases
7.1	Governmental Authorizations
11.1(b)	Allocation of Purchase Price

v

SCHEDULE OF DEFINED TERMS

Term	Page
Accounting Firm	12
Accounts Receivable	7
Affiliate	30
Agency Settlements	46
Aggregate Damage	10
Agreement	1
Assets	5
Assumed Obligations	8
Bill of Sale	2
Claim Notice	43
Closing	2
Closing Date	2
COBRA Coverage	31
Code	15
Confidential Information	32
Contract and Lease Consents	3
Contracts	5
Control	30
Cost Report Records	7
Damages	40
Document Retention Period	36
Effective Date	1
Effective Time	2
Employee Leasing Agreement	3
ERISA	19
Excluded Assets	6
Excluded Contracts	6
Excluded Liabilities	9
GAAP	11
Government Receivables	7
HIPAA	8
Hired Employees	31
Hospital	1
Indemnified Party	42
Indemnifying Party	42
Indemnity Notice	44
Independent Consultant	10
Information Technology Transition Services Agreement	3
Inspection Period	28
Interim Balance Sheet	14
Interim Balance Sheet Date	14
Inventory	6

Lease	16
Leased Real Property	5
Leasehold Title Policy	30
Leases	5
License Agreement	3
Licenses	5
Material Adverse Change	14
Material Contract	15
Notice Period	43
Original Closing Date	10
Owned Real Property	5
Owner’s Title Policy	30
Parent	3
Permitted Encumbrances	16
Person	30
Personal Property	5
Plan	19
Power of Attorney	3
Prepaids	6
Purchase Price	2
Purchaser	1
Purchaser Parties	40
Real Estate Lease Assignments	2
Real Property	5
Relevant Claim	41
Seller	1
Seller Cost Reports	46
Seller Parties	41
Seller Tax Claims	40
Sole Member	3
solvency	25
Special Warranty Deed	2
Submittal Date	11
Superseded Agreements	47
Survey	31
Third Party Claim	43
Title Commitment	30
Title Company	31
Title Instruments	31
Title Policy	30
Transitional Services Agreement	3
WARN Act	38

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of the 12th day of March, 2004 (the “Effective Date”) by and between NORTHERN INDIANA HOSPITAL, LLC, a Delaware limited liability company (“Seller”), and HORIZON HEALTH CORPORATION, a Delaware corporation (“Purchaser”).

R E C I T A L S:

A. Seller owns and operates an 80-bed free-standing psychiatric hospital located at 1800 North Oak Road, Plymouth, Indiana 46563 (the “Hospital”).

B. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets owned by Seller with respect to the operation of the Hospital, for the consideration and upon the terms and conditions contained in this Agreement.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; SALE AND TRANSFER OF ASSETS;

CONSIDERATION; CLOSING

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) the defined terms used in this Agreement shall include the plural as well as the singular,

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP (as defined herein),

(c) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

(d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms,

(e) the words “including” and “include” shall be deemed to mean in each instance “including, without limitation,” and

(f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement. For ease of reference, the section containing the definition of each such capitalized term is set forth in the schedule of defined terms included at the end of this Agreement.

1.2 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Assets (the “Purchase Price“) shall be Six Million One Hundred Thousand and No/100ths Dollars ($6,100,000.00), plus (or minus if a negative number) the amount of the Net Working Capital (as defined in Section 1.12) as of the Effective Time. The Purchase Price shall be calculated for the purposes of the Closing based upon the estimated Net Working Capital as determined in accordance with Section 1.12(b). The Purchase Price shall be adjusted after the Closing in accordance with Section 1.12 to reflect the actual Net Working Capital as of the Effective Time as determined in accordance with Section 1.12(b). The Purchase Price shall be paid at Closing as provided in Section 1.5.1.

1.3 Closing Date. The consummation of the transactions contemplated by this Agreement (“Closing”) shall take place at 10:00 a.m. on or before April 1, 2004, at the offices of Strasburger & Price, LLP, 901 Main Street, Suite 4300, Dallas, Texas 75202, or such other date, time and place as the parties shall mutually agree (the “Closing Date”); provided that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date. The Closing with respect to the Hospital, shall be deemed to have occurred and to be effective as between the parties as of 12:01 a.m. (determined by reference to the local time zone in which the Hospital is located) on the Closing Date (the “Effective Time”).

1.4 Items to be Delivered by Seller at Closing. At or before the Closing, Seller shall deliver to Purchaser the following, duly executed by Seller where appropriate:

(a) General Assignment, Bill of Sale and Assumption of Liabilities in the form of Exhibit A attached hereto (the “Bill of Sale”);

(b) Assignment and Assumption of Real Estate Leases in the form of Exhibit B attached hereto with respect to each Leased Real Property (the “Real Estate Lease Assignments”);

(c) Special Warranty Deed in the form of Exhibit C attached hereto with respect to each Owned Real Property (the “Special Warranty Deed”);

(d) original certificates of good standing, or comparable status, of Seller, issued by the State of Delaware and the State of Indiana, dated no earlier than a date which is fourteen (14) calendar days prior to the Closing Date;

(e) an opinion of counsel for Seller in substantially the form attached hereto as Exhibit D;

(f) a certificate of the President or any Vice President of Seller certifying to Purchaser (a) all the representations and warranties of Seller contained herein are true in all material respects as of the Closing Date with the same effect as though made at such time, (b) compliance in all material respects with covenants and agreements required of Seller set forth in this Agreement to be satisfied by the Closing Date and (c) that all of the conditions contained in Article 6 have been satisfied except those, if any, waived in writing by Seller;

(g) a certificate of the corporate Secretary of Seller certifying to Purchaser (a) the incumbency of the officers of Seller on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the Boards of Managers of Seller and of BHC of Indiana General Partnership, the sole member of Seller (the “Sole Member”), authorizing (i) the transfer of the Assets and Assumed Obligations by Seller to Purchaser and (ii) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Seller, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(h) Transitional Services Agreement, which shall be in the form of Exhibit E attached hereto (the “Transitional Services Agreement”);

(i) Releases of liens and mortgages and UCC termination statements for any and all financing statements filed with respect to the Assets (other than those relating to the Contracts);

(j) Limited Power of Attorney for use of Pharmacy License, DEA and Other Registration Numbers, and DEA Order Forms, in the form of Exhibit F attached hereto (the “Power of Attorney”);

(k) a Guaranty of Ardent Health Services, Inc., a parent company of Seller (“Parent”), in the form of Exhibit G attached hereto, pursuant to which Parent shall guaranty all of the obligations of Seller hereunder;

(l) all consents to the assignment of the Contracts and Leases from the third parties required to assign the Contracts and Leases to Purchaser which are specified on Schedule 1.4(l) (the “Contract and Lease Consents”);

(m) License Agreement in the form of Exhibit H attached hereto (the “License Agreement”);

(n) Employee Leasing Agreement in the form of Exhibit I attached hereto (the “Employee Leasing Agreement”);

(o) Information Technology Transition Services Agreement in the form of Exhibit J attached hereto (the “Information Technology Transition Services Agreement”); and

(p) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.5 Items to be Delivered by Purchaser at Closing. At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

(a) payment of the Purchase Price on the Closing Date by wire transfer of immediately available funds to Seller to the account specified by Seller which account Seller shall specify to Purchaser not less than three (3) business days prior to the Closing Date in writing;

(b) a certificate of the President or any Vice President of Purchaser certifying to Seller (a) all the representations and warranties of Seller contained herein are true in all material respects as of the Closing Date with the same effect as though made at such time, (b) compliance in all material respects with covenants and agreements required of Purchaser set forth in this Agreement required to be satisfied by the Closing Date and (c) that all of the conditions contained in Article 7 have been satisfied except those, if any, waived in writing by Purchaser;

(c) a certificate of the corporate Secretary of Purchaser certifying to Seller (a) the incumbency of the officers of Purchaser on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (b) the due adoption and text of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(d) an opinion of counsel for Purchaser in substantially the form attached hereto as Exhibit K;

(e) original certificate of good standing, or comparable status, of Purchaser, issued by the Delaware Secretary of State dated no earlier than a date which is fourteen (14) calendar days prior to the Closing Date;

(f) the Bill of Sale;

(g) the Real Estate Lease Assignments;

(h) Transitional Services Agreement (along with the payment to Seller by wire transfer of immediately available funds of any amounts which must be made by Purchaser to Seller or any affiliate of Seller concurrent with the execution thereof);

(i) the Power of Attorney;

(j) the License Agreement;

(k) the Employee Leasing Agreement;

(l) the Information Technology Transition Services Agreement; and

(m) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.6 Prorations and Utilities. To the extent not otherwise prorated pursuant to this Agreement, Purchaser and Seller shall prorate (as of the Effective Time), to the extent applicable to the Assets, real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate, plus all other income and expenses which are normally prorated upon the sale of assets of a going concern.

1.7 Transfer of Seller Assets. On the Closing Date, Seller shall assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire, all of Seller’s right, title and interest in and to all assets and properties of Seller, as such assets shall exist on the Closing Date, that are utilized in any respect in connection with the operation of the Hospital, other than the Excluded Assets (collectively, the “Assets”), such transfer being deemed to be effective at the Effective Time including the following:

(a) all of the real property that is owned by Seller and used with respect to the operation of the Hospital, including, without limitation, the real property described in Schedule 1.7(a) (such description to include a legal description and address), together with all buildings, improvements and fixtures located thereupon and all construction in progress (collectively, the “Owned Real Property”);

(b) all of the real property that is leased by Seller and used with respect to the operation of the Hospital, including, without limitation, the leased real property described in Schedule 1.7(b) (the “Leased Real Property;” the Owned Real Property and the Leased Real Property collectively, the “Real Property”);

(c) all of the tangible personal property owned by Seller with respect to the operation of the Hospital, including all equipment, furniture, fixtures, machinery, vehicles, office furnishings, and leasehold improvements (the “Personal Property”);

(d) all of Seller’s rights, to the extent assignable or transferable, to all licenses, permits, approvals, certificates of need, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to Seller with respect to the operation of the Hospital (the “Licenses”);

(e) all of Seller’s interest, to the extent assignable or transferable, in and to all real property and personal property leases with respect to the operation of the Hospital (the “Leases”);

(f) all of Seller’s interest, to the extent assignable or transferable, in and to all contracts and agreements (including, but not limited to, purchase orders) with respect to the operation of the Hospital including, without limitation, those Contracts described in Schedule 1.7(f) (the “Contracts”); provided, however, the term Contracts as used in this Agreement shall exclude any contracts which Purchaser has designated as an excluded contract and, subject to Section 9.3, multi-hospital contracts as to which the Hospital and one or more of Seller’s or Seller’s affiliates’ other hospitals (which are not the Hospital) participate (the “Excluded Contracts”);

(g) all advance payments, prepayments, prepaid expenses, deposits and the like which exist as of the Closing Date (the “Prepaids”);

(h) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located at the Hospital (the “Inventory”);

(i) all documents, records, staff bylaws, files and computer software with respect to the operation of the Hospital, including, without limitation, all patient records, medical records, employee records, financial records with respect to the operation of the Hospital, equipment records, construction plans and specifications, and medical and administrative libraries;

(j) to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Personal Property;

(k) all goodwill of the businesses evidenced by the Assets;

(l) all of Seller’s rights with respect to its Medicare provider number;

(m) all insurance proceeds arising in connection with property damage to the Assets occurring after the Effective Date and prior to the Effective Time, to the extent not expended on the repair or restoration of the Assets;

(n) subject to Section 1.8(f), the name, symbols and telephone numbers used with respect to the operation of the Hospital, including, without limitation, the name of the Hospital and all variants thereof; and

(o) any current assets of Seller with respect to the operation of the Hospital (which are not otherwise specifically described above in this Section 1.7);

provided, however, that the Assets shall not include the Excluded Assets as defined in Section 1.8 below.

1.8 Excluded Assets. Notwithstanding anything to the contrary in Section 1.7, Seller shall retain the following assets, whether owned directly or indirectly by it (or any of Seller’s affiliates) (collectively, the “Excluded Assets”):

(a) cash, cash equivalents and short-term investments;

(b) all intercompany receivables of Seller with any of Seller’s affiliates;

(c) computer software programs which are proprietary to Seller and/or Seller’s affiliates described in Schedule 1.8(c);

(d) any asset which would revert to the employer upon the termination of a Seller Plan, including assets representing a surplus or overfunding of Seller Plan;

(e) all national or regional contracts of Seller or any affiliate thereof which are made available to the Hospital by virtue of the Hospital being an affiliate of Parent;

(f) the names “Ardent Health Services,” “Ardent,” “Behavioral Healthcare Corporation,” “BHC,” and any other names or symbols not used exclusively at the Hospital, all abbreviations and variations thereof and service marks, symbols and logos related thereto, together with any promotional material, stationery, supplies or other items of inventory bearing such names or symbols or abbreviations or variations thereof;

(g) all current contracts between Seller and any affiliate of Seller with respect to the operation of the Hospital, except those mutually approved in writing by Seller and Purchaser to be assigned to Purchaser;

(h) the portions of Inventory, Prepaids and other Assets disposed of, expended or canceled, as the case may be, by Seller after the Effective Date and prior to the Effective Time in the ordinary course of business;

(i) all accounts, notes, interest and other receivables of Seller, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables arising from the rendering of services to patients at the Hospital, billed and unbilled, recorded and unrecorded, for services provided by Seller while owner of the Assets (the “Accounts Receivable”) including, without limitation, any account receivables, disproportionate share payments or amounts payable by Medicare or Medicaid (the “Government Receivables”) for services provided by Seller while owner of the Assets;

(j) all documents, records, correspondence, work papers and other documents relating to the Seller Cost Reports or Agency Settlements (the “Cost Report Records“);

(k) all claims, rights, interests and proceeds with respect to state or local tax refunds (including but not limited to property tax) resulting from periods ending prior to the Effective Time, and the right to pursue appeals of same;

(l) Seller’s rights and interests under the Excluded Contracts;

(m) all amounts payable to Seller in respect of third party payors pursuant to retrospective settlements (including, without limitation, pursuant to Medicare, Medicaid and CHAMPUS/TRICARE cost reports filed or to be filed by Seller for periods prior to Closing) relating to services provided by Seller while owner of the Assets;

(n) all Seller records relating to the Excluded Assets and Excluded Liabilities (as defined below) to the extent that Purchaser does not need the same in connection with the ongoing activities of the Hospital, the Assets, or the Assumed Obligations (as defined below), as well as all records which by law Seller is required to maintain in its possession;

(o) any reserves or prepaid expenses related to Excluded Assets and Excluded Liabilities (such as prepaid legal expenses of insurance premiums);

(p) all insurance proceeds arising in connection with the operation of the Hospital or the Assets prior to the Effective Time subject, however, to the provisions of Section 1.11 of this Agreement;

(q) all documents, records, operating manuals and film (in format) pertaining to the Hospital which are proprietary to Seller or its Affiliates or which by law Seller or its Affiliates are required to retain;

(r) all rights of Seller under this Agreement and its related documents;

(s) all of Seller’s corporate record books and minute books; and

(t) any other assets of Seller identified in Schedule 1.8(t).

1.9 Assumed Obligations. On the Closing Date, Seller shall assign, and Purchaser shall assume and agree to discharge on and after the Effective Time, the following liabilities and obligations of Seller and only the following liabilities and obligations (collectively, the “Assumed Obligations”):

(a) the Contracts, but only to the extent of the obligations arising thereunder with respect to events or periods after the Effective Time;

(b) the Leases, including the capital lease obligations of Seller listed on Schedule 1.9(b) with respect to the Hospital, but only to the extent of the obligations arising thereunder with respect to events or periods after the Effective Time;

(c) any and all obligations of Seller arising after the Effective Time with respect to the operation of the Hospital under the Standards for Privacy of Individually Identifiable Health Information (45 CFR Parts 160 and 164) promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (provided that (i) Seller has, with respect to the operation of the Hospital, complied in all material respects with HIPAA prior to the Effective Time and (ii) within ten (10) days after the Closing Date, Seller has provided Purchaser with the following information which Seller has received prior to the Effective Time: accountable disclosures or patient restrictions, consents, authorizations or acknowledgments regarding the use or disclosure of patient protected health information);

(d) accounts payable and other current liabilities to the extent included in the determination of Net Working Capital;

(e) obligations and liabilities as of the Closing Date in respect of paid time off benefits of Seller’s employees at the Hospital who are hired by Buyer as of the Closing Date, to the extent included in the determination of Net Working Capital; and

(f) any other obligations and liabilities identified in Schedule 1.9(f).

1.10 Excluded Liabilities. Notwithstanding anything to the contrary in Section 1.9, Purchaser shall not assume or become responsible for any of Seller’s duties, obligations or liabilities that are not assumed by Purchaser pursuant to the terms of this Agreement, the Bill of Sale or the Real Estate Assignments (the “Excluded Liabilities”), and Seller shall remain fully and solely responsible for all of Seller’s debts, liabilities, contract obligations, expenses, obligations and claims of any nature whatsoever related to the Assets or the Hospital unless expressly assumed by Purchaser under this Agreement, in the Bill of Sale or in the Real Estate Lease Assignments. The Excluded Liabilities shall include, without limitation:

(a) any current liabilities of Seller with respect to the operation of the Hospital incurred prior to the Effective Time which are not otherwise specifically included in the Assumed Obligations;

(b) all liabilities of Seller arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation by Seller of the Hospital or any of the Assets prior to the Effective Time, other than as specifically included in the Assumed Obligations;

(c) all liabilities of Seller in connection with claims of professional malpractice to the extent arising out of or relating to acts, omissions, events or occurrences prior to the Effective Time;

(d) all liabilities of Seller for matching contributions for eligible beneficiaries’ 401(k) plans, Section 125 plans and other Seller Plans and all administrative costs associated with such welfare benefit plans other than as specifically included in the Assumed Obligations;

(e) all liabilities of Seller relating to Seller Cost Reports with respect to periods ending prior to the Effective Time and all liabilities of Seller relating to billings to, and payments from, Medicare, Medicaid and other third party payors with respect to periods ending prior to the Effective Time, including, without limitation, all set-offs, denials, refunds, recoupments or amounts due pursuant to retrospective settlements;

(f) all liabilities of Seller for violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Effective Time, including, without limitation, those pertaining to Medicare and Medicaid fraud or abuse;

(g) all liabilities of Seller under the Excluded Contracts; and

(h) all liabilities of Seller for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder.

1.11 Risk of Loss. The risk of loss or damage to any of the Assets, Personal Property, Owned Real Property, the Hospital and all other property, transfer of which is contemplated by this Agreement, shall remain with Seller until the Effective Time and Seller shall maintain its insurance policies covering the Assets, Personal Property, Owned Real Property, the Hospital and all other property of Seller through the Effective Time.

(a) With respect to the Real Property, if prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by any other cause where such damage or destruction is in the aggregate (the “Aggregate Damage”) less than twenty percent (20%) of the Purchase Price, the parties’ duties and obligations under this Agreement shall not be affected and the Closing shall proceed as scheduled; provided, however, Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction and, if such insurance policy proceeds are insufficient to repair, restore and/or replace the Real Property, the difference between the cost to repair, restore and/or replace and the amount of such proceeds shall be deducted from the Purchase Price. If prior to the Closing, all or any part of the Real Property is destroyed or damaged by fire or the elements or by any other cause where the Aggregate Damage exceeds twenty percent (20%) of the Purchase Price, Purchaser may elect to (i) purchase such Owned Real Property, or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any insurance proceeds on account of such damage or destruction loss plus the amount of any deductibles under such insurance policies), (ii) not purchase such Owned Real Property, or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Purchase Price shall be made by Purchaser and Seller; or (iii) elect to terminate this Agreement by written notice to Seller. If Purchaser and Seller are unable to agree upon the amount of the Aggregate Damage by the originally scheduled Closing Date (the “Original Closing Date”), the amount of the Aggregate Damage shall be determined by a consulting firm mutually selected by Seller and Purchaser (the “Independent Consultant”) pursuant to Section 1.11(d).

(b) With respect to any Assets other than Real Property which are destroyed or damaged by fire or the elements or by any other cause prior to the Closing, Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest to any insurance proceeds on account of such damage or destruction and shall reimburse Purchaser for any deductible Purchaser is required to pay in connection with the receipt of such insurance proceeds.

(c) If prior to the Closing, all or any part of a parcel of the Real Property is made subject to an eminent domain or condemnation proceeding which would in Purchaser’s judgment materially adversely impair access to the Real Property or be materially adverse to the operations of the Hospital, Purchaser may elect to (i) purchase such affected Owned Real Property, or take assignment of such Leased Real Property, and the Closing shall proceed as scheduled (provided, however, at the Closing Seller shall assign, transfer and set over to Purchaser all of Seller’s right, title and interest in and to any award in such eminent domain or condemnation proceeding), (ii) not purchase the affected Owned Real Property, or not take assignment of such Leased Real Property, and, in such event, an appropriate adjustment to the Purchase Price shall be made by Purchaser and Seller, or (iii) terminate this Agreement by written notice to Seller. If Purchaser and Seller are unable to agree upon the amount of the adjustment described in subsection (ii) of the preceding sentence by the Closing Date, the adjustment shall be resolved by the Independent Consultant pursuant to Section 1.11(d).

(d) If pursuant to either Section 1.11(a) or 1.11(c), the amount of the Aggregate Damage (and any applicable Purchase Price adjustment) is to be determined by the Independent Consultant, within five (5) calendar days after the Original Closing Date (the “Submittal Date”), each party shall submit to the other party and to the Independent Consultant its proposed Aggregate Damage (and any applicable Purchase Price adjustment) as a result of the event(s) contemplated by either Section 1.11(a) or 1.11(c), along with a detailed description of the basis for such amount and any applicable adjustment. Within ten (10) calendar days after the Submittal Date, the Independent Consultant, acting as an expert and not as an arbitrator, shall determine the Aggregate Damage (and any applicable Purchase Price adjustment), taking into account any submissions by Seller or Purchaser made by the Submittal Date. The decision of the Independent Consultant shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne equally by Seller and Purchaser. Upon any such determination of the adjustment to the Purchase Price in accordance with this Section 1.11(d), the parties shall, subject to the terms and conditions of this Agreement, consummate the transactions contemplated by this Agreement at a mutually agreeable time and place, in accordance with the provisions of this Agreement, which shall be no later than the twenty-fifth (25th) calendar day following the Original Closing Date unless the parties mutually agree upon a later date.

1.12	Net Working Capital, Estimates and Audits.

(a) Net Working Capital. As used herein, the term “Net Working Capital” shall mean the aggregate current assets of Seller conveyed to Purchaser pursuant to Section 1.7 hereof (excluding those Excluded Assets which would otherwise be included in current assets), minus the aggregate current liabilities of Seller assumed by Purchaser pursuant to Section 1.9 hereof (excluding those Excluded Liabilities which would otherwise be included in current liabilities), all as determined in accordance with generally accepted accounting principles (“GAAP”). In any case with respect to the computation of Net Working Capital (i) the following shall be included in current assets: prepaid expenses, and supplies and inventory, and (ii) the following shall be included in current liabilities: accounts payable, accrued expenses, and accrued liabilities for paid time off benefits for employees of Seller who are hired by Purchaser.

(b) Estimates and Adjustments. At least ten (10) business days prior to Closing, Seller shall deliver to Purchaser a reasonable estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail and supporting documents showing the derivation of such estimate. Subject to the mutual agreement of Seller and Purchaser, the estimated Net Working Capital together with the principles, specifications and methodologies for determining the estimated Net Working Capital, shall be specified in Schedule 1.12 and shall be used for purposes of calculating the Purchase Price as of the Closing. Within sixty (60) days after the Closing, Purchaser shall deliver to Seller its determination of the Net Working Capital as of the Effective Time following the same principles, specifications and methodologies used to determine the estimated Net Working Capital as set forth on Schedule 1.12. Each party shall have full access to the financial books and records pertaining to the Hospital to confirm or audit Net Working Capital computations. Should Seller disagree with Purchaser’s determination of Net Working Capital, Seller shall notify Purchaser within thirty (30) days after Purchaser’s delivery of its determination of Net Working Capital. If Seller and Purchaser fail to agree within thirty (30) days after Seller’s delivery of notice of disagreement on the amount of Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.12(c) which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Purchase Price shall be increased or decreased based on the difference between the actual Net Working Capital as of the Effective Time and the estimated net Working Capital as of the Closing Date used for calculating the Purchase Price as of the Closing and, within five (5) business days after determination thereof, any increase shall be paid in cash by Purchaser to Seller, and any decrease shall be paid in cash to Purchaser by Seller, in either case together with interest on such amount at the rate of ten percent (10%) per annum accruing from the Closing Date until the date when such payment is made.

(c) Dispute of Adjustments. In the event that Seller and Purchaser are not able to agree on the actual Net Working Capital within thirty (30) days after Seller’s delivery of notice of disagreement, Seller and Purchaser shall each have the right to require that such disputed determination be submitted to Ernst & Young, LLP, or if Ernst & Young, LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Seller and Purchaser may then mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Net Working Capital). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving accounting disputes relative to the determination of Net Working Capital. The Accounting Firm’s determination shall be binding upon Seller and Purchaser. The Accounting Firm’s fees and expenses shall be borne equally by Seller and Purchaser.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise indicated on the Disclosure Schedule, Seller hereby represents, warrants and covenants to Purchaser as to the following matters. Except as otherwise provided herein, Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

2.1 Authority. Seller has full corporate power and authority to enter into this Agreement and full corporate power and authority to carry out and perform the transactions contemplated hereby.

2.2 Authorization/Execution. All corporate and other actions required to be taken by Seller to authorize the execution, delivery and performance of this Agreement, all documents executed by Seller which are necessary to give effect to this Agreement, and all transactions contemplated hereby have been duly and properly taken or obtained by Seller. No other corporate or other action on the part of Seller is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid execution by Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

2.3 Organization and Good Standing; No Subsidiaries; No Conflicts.

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Seller is duly qualified and in good standing as a foreign corporation authorized to do business in the State of Indiana. Seller has full power and authority to own, operate and lease its properties and to carry on its businesses as now conducted.

(b) Seller has no subsidiaries, whether direct or indirect. Seller has no equity interest or investment in, and does not have any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other person or entity.

(c) Except as provided in Schedule 2.3, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Seller is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind Seller; (ii) violate any law, rule or regulation applicable to Seller which would have a material adverse effect on the business of the Hospital; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the Assets, under any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Seller is a party, or by which Seller is bound; (iv) permit the acceleration of the maturity of any indebtedness of Seller; or (v) violate or conflict with any provision of the Certificate of Formation or Limited Liability Company Agreement of Seller.

2.4 Financial Statements; Changes.

(a) Seller has delivered to Purchaser unaudited balance sheets for Seller at December 31, 2003, 2002 and 2001, and the related statements of operations for the periods then ended. All such financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis, except as set forth on Schedule 2.4. Such statements of operations present fairly in all material respects the results of operations of Seller for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of Seller as of their respective dates. Since December 31, 2003, there has been no change in any of the significant accounting policies, practices or procedures of Seller.

(b) Seller has delivered to Purchaser an unaudited balance sheet (the “Interim Balance Sheet”) for Seller at January 31, 2004 (the “Interim Balance Sheet Date”) and the related statements of operations for the one month period then ended. Such interim financial statements have been prepared in conformity with GAAP applied on a consistent basis, except as set forth on Schedule 2.4. The interim statements of operations present fairly in all material respects the results of the operations of Seller for the period covered, and the interim balance sheet presents fairly in all material respects the financial condition of Seller at the Interim Balance Sheet Date. Such interim financial statements reflect all adjustments necessary for a fair presentation other than normal year-end adjustments which are not material in amount in the aggregate. At the Interim Balance Sheet Date, Seller had no material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected on the interim balance sheet but was not.

(c) Except as set forth on Schedule 2.4, since the Interim Balance Sheet Date, whether or not in the ordinary course of business, there has not been, occurred or arisen:

(i) any change in or event affecting Seller or the business of the Hospital, that has had or may reasonably be expected to have a material adverse effect on the business of the Hospital; provided that changes to the economy of the United States generally or in the United States health care industry generally shall not constitute a material adverse change (any such change or event, a “Material Adverse Change”); or

(ii) any strike or other labor dispute; or

(iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any material property of Seller that is material or that has involved or may involve a material loss to Seller in excess of applicable insurance coverage.

2.5 Tax and Other Returns and Reports.

(a) Except as set forth on Schedule 2.5, Seller has timely filed or will file (or, where permitted or required, its respective direct or indirect parents have timely filed or will file) all required tax returns and all such tax returns were true, correct and complete in all material respects. All taxes owed by Seller (whether or not shown on any tax return) that have become due and payable, have been paid.

(b) Seller has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Seller has made available (or will make available through the date of Closing) to Purchaser correct and complete copies of all federal, state and local income, property, franchise, sales and other tax returns of Seller and any examination reports and statements of deficiencies assessed by any governmental authority against or agreed to by Seller since December 31, 2000.

(d) There are no liens or security interests on any of the assets of Seller, that arose in connection with any failure (or alleged failure) to pay any tax.

(e) No property of Seller is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Seller is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

(g) Seller has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

2.6	Material Contracts.

(a) Schedule 2.6 lists each Material Contract to which Seller is a party or to which any of its properties are subject or by which any thereof is bound. Unless otherwise so noted in Schedule 2.6, each such Material Contract was entered into in the ordinary course of business. As used herein, “Material Contract” means any contract that (a) after the Interim Balance Sheet Date obligates Seller to pay an amount of twenty-five thousand dollars ($25,000) or more in any one twelve month period on an annual basis or obligates Seller to pay an aggregate amount of Fifty Thousand Dollars ($50,000) or more, (b) has an unexpired term as of the Interim Balance Sheet Date in excess of twelve (12) months that is not terminable upon ninety (90) days or less notice by Seller at any time during the term, (c) contains a covenant not to compete or otherwise significantly restricts business activities, (d) limits the ability of Seller to conduct its business, including as to manner or place, (e) grants a power of attorney, agency or similar authority to another person or entity, (f) contains a right of first refusal, (g) constitutes a collective bargaining agreement including any collective bargaining agreement with physicians or any other referral source, (h) constitutes an employment or severance agreement with any director, officer or employee of Seller, (i) represents a contract upon which the business of the Hospital is substantially dependent or a contract which is otherwise material to the business of the Hospital, (j) represents a contract with a physician, or to the knowledge of Seller, an immediate family member of a physician (as that term is defined in 42 C.F.R. § 411.351) or any other referral source, including any contract with a pharmacy or any other supplier of medical products to patients of the Hospital, (k) to the knowledge of Seller, represents a contract with an entity in which a referring physician (as that term is defined in 42 U.S.C. § 1395nn(h)(7)) or a referring physician’s immediate family member has an ownership or investment interest, (l) represents a third party payor, managed care or preferred provider organization contract, or (m) was not made in the ordinary course of business. True, correct and complete copies of the agreements appearing on Schedule 2.6, including all amendments and supplements, have been made available to Purchaser. Each Material Contract is valid and subsisting; except as set forth on Schedule 2.6, Seller has duly performed all its obligations thereunder to the extent that such obligations to perform have accrued; and, except as set forth on Schedule 2.6, no breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by Seller (or, to the knowledge of Seller, any other party or obligor with respect thereto), has occurred or as a result of this Agreement or its performance will occur. Except as set forth in Schedule 2.6, consummation of the transactions contemplated by this Agreement will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller under any Material Contract.

2.7	Real and Personal Property; Title to Property; Leases.

(a) Seller has good and valid title, free of encumbrances in and to the Owned Real Property and the Personal Property, except for (i) any lien for taxes not yet due and payable, (ii) liens securing any indebtedness included in the Assumed Obligations by Purchaser hereunder, (iii) any lease obligations included in the Assumed Obligations, (iv) easements and other restrictions of record, (v) any encumbrances or defects that do not materially interfere with the operations of the Hospital in any manner consistent with the current use by Seller, and (vi) with respect to any Real Property leased by Seller, any encumbrances which encumber the fee interest in such property (collectively, the “Permitted Encumbrances”). Except as shown on Schedule 2.7, all material tangible properties of Seller are, to the knowledge of Seller, in a good state of maintenance and repair (except for ordinary wear and tear) and in operating condition.

(b) The Real Property listed on Schedule 1.7(a) consists of all Real Property owned by Seller and used in the conduct of the business of the Hospital.

(c) The Real Property listed on Schedule 1.7(b) consists of all Real Property leased by Seller and used in the conduct of the business of the Hospital.

(d) All Leased Real Property where Seller is the lessee is held under valid, binding and enforceable leases, subject only to such exceptions as are not, individually or in the aggregate, material to the Business.

(e) Seller has heretofore made available to Purchaser a true, correct and complete copy of each lease in connection with each Leased Real Property, including all amendments thereto, (as amended, each a “Lease”).

(f) The Leases constitute the entire agreement to which Seller, is a party with respect to the properties which are demised pursuant thereto.

(g) Seller has accepted possession of the Leased Real Property pursuant to each Lease in which it is the lessee and is in actual possession thereof and has not sublet, assigned or hypothecated their leasehold interest.

(h) As of the date hereof, all conditions precedent to the enforceability of each Lease have been satisfied and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of Seller or, to the knowledge of Seller, the other party thereunder.

(i) Seller has no knowledge of, and, during the past three (3) years, Seller has not received any notice of, non-compliance with law, zoning ordinance or other restriction with respect to any Real Property.

(j) There is no pending or, to the knowledge of Seller, threatened action that would materially interfere with the ownership, use or quiet enjoyment of any Owned Real Property or any Leased Real Property by Seller.

(k) Seller has no knowledge of, and, during the past three (3) years, Seller has not received any notice of, any proposed special assessments, threatened condemnation or any proposed material changes in property tax or land use laws affecting the Real Property.

2.8 Intangible Property.

Schedule 2.8 lists any and all marks and other material items of intangible property in which Seller has an interest and the nature of such interest. Except as shown on Schedule 2.8, such assets include all permits or other rights with respect to any of the, foregoing. Seller has complete rights to use or ownership of all intangible property required for use in connection with the business of the Hospital. Except as disclosed on Schedule 2.8, Seller does not use any intangible property by consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as shown on Schedule 2.8, the intangible property of Seller is fully assignable free and clear of any encumbrances. Seller has in all material respects performed all obligations required to be performed by, and Seller is not in default in any material respect under, any contract relating to any of the foregoing. Seller has not received any notice to the effect (or is otherwise aware) that the intangible property or any use thereof by Seller conflicts with or infringes (or allegedly conflicts with or infringes) the rights of any person.

2.9 Legal Proceedings.

There is no order or action pending, or, to the knowledge of Seller threatened, against or affecting Seller, or any of its respective properties or assets that individually or when aggregated with one or more other orders or actions has or if determined adversely might reasonably be expected to have a material adverse effect on the business of the Hospital, Seller’s ability to perform this Agreement, or on any aspect of the transactions contemplated by this Agreement. Schedule 2.9 lists each order and each action that involves a claim or potential claim of aggregate liability in excess of $25,000.00 against, or that enjoins or seeks to enjoin or excludes or seeks to exclude the conduct of any activity by Seller.

2.10 Accounting Records; Internal Controls; Absence of Certain Payments.

(a) Accounting Records. Seller has records that accurately and validly reflect its respective transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

(b) Data Processing; Access. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

2.11 Insurance.

Schedule 2.11 lists all insurance policies and bonds that are maintained by Seller and are material to the business of the Hospital and indicates the type of insurance, policy number, term, identity of insurer and amounts for the previous five (5) years and coverages (including applicable deductibles) for each such insurance policy and bond. Seller is not in default under any insurance policy or bond. Seller has timely filed claims with its respective insurers with respect to all matters and occurrences for which it believes it has coverage. Schedule 2.11 lists all claims in excess of $20,000 (other than those listed on Schedule 2.9) which have been made by Seller in the last two (2) years under any Insurance Policy and Bond. Except as set forth on Schedule 2.11, all insurance policies and bonds are in full force and effect. Except as shown on Schedule 2.11, Seller has not received notice from any insurer or agent of any intent to cancel or not to renew any of such insurance policies and bonds. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of Seller by any Board of Fire Underwriters or other body exercising similar functions or by any governmental entity requiring or recommending any action which has riot been taken, except where failure to have taken such action will not have resulted in a material adverse effect.

2.12 Employees.

(a) Schedule 2.12 sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, the paid time off pay and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller with respect to the operation of the Hospital and indicating whether such employee is a part-time or full-time employee. Except as shown on Schedule 2.12, there are no employment agreements or severance agreements with employees.

(b) There are no labor union or collective bargaining agreements in effect with respect to the employees of Seller with respect to the operation of the Hospital. There is no unfair labor practice complaint against Seller pending, or to the best knowledge of Seller threatened, before the National Labor Relations Board with respect to the operation of the Hospital. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the best knowledge of Seller threatened by or involving the employees of Seller with respect to the operation of the Hospital.

2.13 Employee Benefits.

(a) Schedule 2.13 contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any “employee plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which any employee, former employee or independent contractor (or beneficiary of any employee, former employee or independent contractor) of Seller have or may have any current or future right to benefits (the term “plan” shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to in this Agreement individually as a “Plan”). Seller has made available to Purchaser true and complete copies of (A) each Plan and (B) the summary plan description, if any, for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code either has been determined by the IRS to be tax qualified under Sections 401(a) and 501(a) of the Code or is a prototype plan as to which the prototype sponsor has received such a determination and, since such determination, no amendment to or failure to amend any such Plan and, to Seller’s knowledge, no other event or circumstance has occurred that would reasonably be expected to materially and adversely affect its tax qualified status.

(b) There are no actions pending, or, to the knowledge of Seller, threatened, with respect to any Plan or the assets of any Plan, other than claims for benefits in the ordinary course. Each Plan has been administered in all material respects in accordance with its terms and with all applicable Laws (including ERISA).

(c) Each employee, former employee and independent contractor of Seller has been properly classified as such for all purposes under the Code and ERISA.

2.14 Certain Interests.

Except as shown on Schedule 2.14, no Affiliate of Seller, nor any officer or director of any thereof, nor associate of any such individual, has any material interest in any property used in or pertaining to the business of the Hospital; no such person is indebted or otherwise obligated to Seller; and Seller is not indebted or otherwise obligated to any such person, except for amounts due under normal arrangements applicable to all employees generally as to salary, or reimbursement of ordinary business expenses not unusual in amount or significance. Except as shown on Schedule 2.14, the consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from Seller or the successor or assign of any thereof to any person.

2.15 Intercompany Operations.

Schedule 2.15 lists all material business activities, services and operations of the Seller that are currently and have within the past three years performed by an Affiliate of Seller for or on behalf of Seller and the method by which Seller has been charged for the performance of such activities, services and operations by such Affiliate.

2.16 Inventories.

All inventories of Seller are of good merchantable quality, reasonable in balance or currently usable in the ordinary course of business in all material respects. The value at which inventories are carried reflects the customary inventory valuation policy of Seller, as applicable, for stating inventory, in accordance with GAAP consistently applied.

2.17 Receivables.

To the knowledge of Seller, the Accounts Receivable (including the Government Receivables) reflected on the books and records of the Seller arose from bona fide commercial transactions and Seller is not aware of any material refund, offset, discount or recoupment applicable to, or payable or assessable with respect to, Accounts Receivable (including the Government Receivables) as of the Interim Balance Sheet Date that is not reflected on the Interim Balance Sheet.

2.18 Third Party Payors and Suppliers.

Schedule 2.18 lists the names of and describes all Material Contracts with and the respective percentage of the revenues of the business of the Hospital for the year ended December 31, 2003, attributable to the ten largest third party payors and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the business of the Hospital with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

2.19 Worker Adjustment and Retraining Notification (WARN).

Seller has complied with the Worker Adjustment and Restraining Notification Act insofar as applicable to any acts or transactions with respect to the operation of the Hospital prior to and not including the transaction contemplated by this Agreement.

2.20 Environmental Compliance.

Except as set forth in Schedule 2.20:

(a) Seller is in compliance in all material respects with all applicable Environmental Laws;

(b) Seller has obtained, and is in compliance with, all material permits required under applicable Environmental Laws for the use, operation, ownership, or transferability of the Real Property and the business of the Hospital. No governmental entity has notified Seller that any such permits will be suspended, cancelled, revoked or materially modified, or cannot be renewed in the ordinary course of business;

(c) Seller has not received from any governmental entity or other person any material order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding compliance with, or liability or potential liability under, applicable Environmental Laws concerning any of the Real Property or the business of the Hospital or any off-site disposal of a Hazardous Substance (including any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law);

(d) No judicial proceeding, action, claim, suit, or governmental or administrative action is pending or, to the knowledge of Seller, threatened, under any applicable Environmental Law or any common law or statutory tort law pursuant to which Seller is or to the knowledge of Seller could reasonably expected to be named as a party with respect to the Real Property or the Business;

(e) Seller has not entered into any agreement with any governmental entity pursuant to which Seller assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of Hazardous Substances.

(f) Seller has disclosed and made available to Purchaser all relevant information that Seller has actual knowledge of, including all studies, site assessments, compliance audits and similar environmental reports, analyses, and test results, relating to past and present (i) environmental conditions concerning the business of the Hospital or on, under or about the Real Property, (ii) use or operation of the Real Property used in or held for use in connection with the business of the Hospital, and (iii) any activities relating to Hazardous Substances on, or any off-site disposal of a Hazardous Substance from, the Real Property. Seller has disclosed and made available to Purchaser any and all documents that Seller has actual knowledge of their existence relating to projected environmental expenditures for the business of the Hospital and the Real Property, including capital and operating budgets and reports prepared by independent auditors or accountants and prepared by personnel, and including reports, studies or documents relating to the costs (including, anticipated capital costs and annual expenses) of compliance with Environmental Laws.

(g) Seller is not aware of any soil or groundwater contamination on, under, or about any Real Property except as disclosed in the environmental reports.

(h) Seller does not hold or is not required to hold a permit for the generation, treatment, storage, or disposal of hazardous waste in accordance with the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.).

2.21 Powers of Attorney.

Seller has not given any power of attorney (irrevocable or otherwise) to any person for any purpose relating to the business of the Hospital, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

2.22 Accreditation; Medicare and Medicaid; Third-Party Payors; Compliance with Health Care Laws.

(a) The Hospital is duly accredited by JCAHO as evidenced by the Hospital’s most recent JCAHO accreditation survey reports and is duly licensed by the Indiana Department of Health as a psychiatric hospital. Seller has the lawful authority and all material federal, state or local governmental authorizations, certificates of authority, certificates of need, licenses or permits necessary for or required to conduct the business operations of the Hospital as such are currently being conducted. In order to conduct the business operations of the Hospital as presently conducted, Seller is not required to hold any material licenses, permits and other governmental approvals or authorizations except for the licenses currently held by Seller as set forth on Schedule 2.22. The licenses listed on Schedule 2.22 are in full force and effect and Seller is in compliance in all material respects with all requirements of each license that it holds. Seller has made all material filings with governmental agencies required for the conduct of its business operations. There are no judgments, consent decrees or injunctions of any court or any governmental department, commission, agency or instrumentality by which Seller is bound or to which Seller is subject which relate in any manner to the business of the Hospital. Seller is not subject to nor has received any notice, subpoena, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality which relate in any manner to the business operations of the Hospital.

(b) Without limiting the generality of the foregoing, except as set forth on Schedule 2.22, the applicable facilities, equipment, staffing and operations of the business of the Hospital satisfy in all material respects the accreditation standards of JCAHO and Seller has previously delivered to Purchaser true, correct and complete copies of (i) the Hospital’s most recent JCAHO accreditation survey report, a list of deficiencies, if any, and, if applicable, a plan of correction; (ii) the Hospital’s most recent Indiana Department of Health survey, a list of deficiencies, if any, and, if applicable, a plan of correction; (iii) the Hospital’s fire marshal’s surveys for the past two (2) years and list of deficiencies, if any; and (iv) the Hospital’s boiler inspection reports for the past two (2) years and list of deficiencies, if any. Seller has taken all reasonable steps to correct all such deficiencies and a description of any uncorrected deficiency is set forth in Section 2.22.

(c) Seller receives payment without restriction under Medicare and Medicaid and is a “provider” with valid and current provider agreements and with one or more provider numbers with each government program through intermediaries. Except as set forth on Schedule 2.22, Seller is in compliance in all material respects with the conditions of participation for the government programs. Except as set forth on Schedule 2.22, to Seller’s knowledge, there is not pending or threatened any material proceeding or investigation under the government programs involving Seller or the Hospital.

(d) Seller has timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor or shall cause to be timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor all cost reports and other reports that are required to have been filed or made on or before the Closing Date with respect to the purchase of services of the business of the Hospital by third-party payors, including government programs and other insurance carriers, and, except as disclosed on Schedule 2.22, all such reports are or when filed shall be complete and accurate in all material respects. Except as disclosed on Schedule 2.22, Seller is and has been in material compliance with filing requirements with respect to cost reports of Seller, and such reports do not claim, and Seller has not received, payment or reimbursement in excess of the amount provided or allowed by applicable Law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies in electronic format of all such reports for the three (3) most recent fiscal years for which cost reports have been filed by Seller, and any other cost report for which a final settlement has not been issued, have been made available to Purchaser. Except as disclosed on Schedule 2.22 and except for claims, actions and appeals in the ordinary course of business, there are no material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, governmental entity, or the Administrator of the Center for Medicare & Medicaid Services, with respect to any government program cost reports or claims filed on behalf of Seller with respect to the business of the Hospital, on or before the date of this Agreement. Schedule 2.22 indicates which of such cost reports have been audited by the fiscal intermediary and finally settled.

(e) Except as disclosed on Schedule 2.22, no validation review or program integrity review related to the Hospital, the operation of the Hospital, or the consummation of the transactions contemplated by this Agreement, has been conducted by any commission, board, agency or government entity in connection with the government programs, and to the best knowledge of Sellers, no such reviews are scheduled, pending or threatened against or affecting Seller with respect to the Hospital, or the consummation of the transactions contemplated by this Agreement.

(f) All billing practices of Seller with respect to the Hospital to all third-party payors, including the government programs and private insurance companies, are and have been in compliance with all applicable laws and policies of such third-party payors and Government Programs in all material respects, and none of Seller or the Hospital has billed or received any payment or reimbursement in excess of amounts allowed by law.

(g) Seller has performed through third party contractors a review of the website of the Office of Inspector General of the United States Department of Health and Human Services and based upon such review and except as listed on Schedule 2.22, (i) no employee or independent contractor of Seller or any physician currently on the medical staff at the Hospital has been excluded from participating in Medicare or any other Federal health care program (as that term is defined in 42 U.S.C.

§ 1320a-7b(f)), and (ii) none of the business of the Hospital, or Seller or Seller’s officers, directors, agents or management employees (as that term is defined in 42 U.S.C. § 1320a-5(b)), has been excluded from participating in Medicare or any other Federal health care program (as that term is defined in 42 U.S.C. § 1320a-7b(f) or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a criminal offense under the Anti-Kickback Laws.

(h) Except as set forth on Schedule 2.22, Seller has not received any written notice from any government program or other third-party payor program of any pending or, to Sellers’ knowledge, threatened investigation or survey.

(i) None of Seller’s employees has committed a violation of federal or state laws regulating health care fraud, including the Anti-Kickback Laws, the Stark Laws and the False Claims Act.

2.23 Compliance Program.

Seller has made available to Purchaser (i) a copy of the Hospital’s current Compliance Program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring - protocols, reporting mechanisms, and disciplinary policies and (ii) copies of any written complaints received in the previous five (5) years from the date hereof from employees, independent contractors, vendors, physicians or any other person asserting that the Hospital or Seller have violated any health care fraud law or regulation, including the Anti-Kickback Laws and the Stark Laws. Seller (a) is not a party to a Corporate Integrity Agreement with the OIG, (b) has no reporting obligations pursuant to any settlement agreement entered into with any governmental entity, (c) to the best of Seller’s knowledge, has not been the subject of any government payor program investigation conducted by any federal or state enforcement agency during the past five (5) years, (d) to the best of Seller’s knowledge, has not been a defendant in any qui tam/False Claims Act litigation during the past five (5) years, or (e) has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any federal or state enforcement agency (except in connection with medical services provided to, or medical supplies purchased from, third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the health care businesses conducted by Seller).

2.24 HIPAA.

Seller is in compliance in all material respects with the administrative simplification provisions required under HIPAA, including the electronic data interchange regulations and the health care privacy regulations, as of the applicable effective dates for such requirements.

2.25 Restricted Grant and Loan Programs.

The transactions contemplated by this Agreement will not result in any obligation on Seller to repay any loans, grants or loan guarantees or provide uncompensated care in consideration thereof pursuant to Hill Burton Program or any similar statute or program with respect to the ownership or operation of the business of the Hospital.

2.26 Experimental Procedures.

Seller has not performed or authorized the performance of any experimental or research procedures or studies involving patients of the Hospital that require the prior approval of any Governmental Entity that has not been obtained.

2.27 Medical Staff; Physician Relations.

Seller has delivered to Purchaser complete and correct copies of the bylaws and rules and regulations of the medical staff and medical executive committees of the Hospital. Schedule 2.27 sets forth (a) the name, age and status on the medical staff of each member of the medical staff of the Hospital and (b) the degree (e.g., M.D., D.O.), title specialty and board certification, if any, of each such medical staff member. Except as set forth on Schedule 2.27, there are no pending or, to Seller’s knowledge, threatened disputes with the Hospital medical staff members or applicants or allied health professionals, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

2.28 Solvency.

Seller is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Seller’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) Seller has capital sufficient to carry on its businesses and all businesses which it is about to engage.

2.29 No Brokers or Finders.

No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; as to which Seller shall have full responsibility and, with respect to such fees or commissions, Purchaser shall not have any liability.

2.30 Condition of Assets. Other than with respect to the representations and warranties herein provided, Seller shall transfer the Assets to Purchaser and Purchaser shall accept the Assets from Seller AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A

PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLER HEREBY DISCLAIMS. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the Effective Date and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing Date:

3.1 Authorization. Purchaser has full corporate power and authority to enter into this Agreement and has full corporate power and authority to carry out the transactions contemplated hereby.

3.2 Binding Agreement. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by Seller, this Agreement constitutes a valid and binding obligation of Purchaser enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

3.3 Organization and Good Standing; No Violation.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind Purchaser; (ii) violate any law, rule or regulation applicable to Purchaser which would have a material adverse effect on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound; (iv) permit the acceleration of the maturity of any indebtedness of Purchaser; or (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser.

3.4 Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; as to which Purchaser shall have full responsibility and, with respect to such fees or commissions, Seller shall not have any liability.

3.5 Solvency. Purchaser is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of Purchaser’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) Purchaser is able to pay its debts or obligations in the ordinary course as they mature; and (c) Purchaser has capital sufficient to carry on its businesses and all businesses which it is about to engage.

3.6 Availability of Funds. Purchaser has the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash which are sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

ARTICLE 4

COVENANTS OF SELLER

4.1 Access and Information; Inspection Period, Preparation of Exhibits and Schedules.

(a) From the Effective Date through the Effective Time, Seller shall afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospital and all of the other Assets being purchased by Purchaser hereunder. From the Effective Date through the Effective Time, Seller shall furnish Purchaser with such additional financial and operating data and other information in Seller’s possession as to businesses and properties of the Hospital and all of the Assets as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located.

Purchaser’s right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospital. Such access may include consultations with the personnel of Seller. Further, Purchaser may, at its sole cost and expense undertake environmental, mechanical and structural surveys of the Hospital and the Real Property.

(b) Purchaser shall have a period of forty-five (45) days from the Effective Date (the “Inspection Period”) to inspect the Assets and conduct its due diligence review of the Assets and the Hospital. At any time on or before the end of such forty-five (45) day period, Purchaser may terminate this Agreement if it is not satisfied in its reasonable discretion with the results of its due diligence review.

(c) The parties acknowledge that the Exhibits and Disclosure Schedules to this Agreement were not prepared and attached to this Agreement on the Effective Date. The parties shall mutually prepare and approve the Exhibits to this Agreement on or prior to the expiration date of the Inspection Period. In addition, Seller shall prepare and submit to the Purchaser for approval the Disclosure Schedules to this Agreement on or before the expiration date of the Inspection Period. Upon the mutual approval by the parties of the Exhibits and Disclosure Schedules to this Agreement, the parties shall evidence such approval in writing by a supplement to this Agreement that shall have such mutually approved Exhibits and Disclosure Schedules attached thereto. In the event that the parties acting in good faith do not mutually approve such Exhibits and Disclosure Schedules on or prior to the expiration date of the Inspection Period, then either party may terminate this Agreement by written notice given after the expiration date of the Inspection Period and, upon the giving of such notice, this Agreement shall become null and void and the parties shall have no further obligations or liabilities to the other under this Agreement. Seller shall use its reasonable commercial efforts in good faith to prepare and approve the Exhibits and Disclosure Schedules to this Agreement as contemplated by this Section 4.1(c).

4.2 Conduct of Business. On and after the Effective Date and prior to the Effective Time, and except as otherwise consented to or approved by an authorized officer of Purchaser or required by this Agreement, Seller shall, with respect to the operation of the Hospital:

(a) carry on its businesses with respect to the operation of the Hospital in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies (unless Seller is required to adopt such changes under generally accepted accounting principles or parent adopts such changes on a company-wide basis), or real or personal property;

(b) maintain the Hospital and all parts thereof and all other Assets in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

(c) perform all of its material obligations under agreements relating to or affecting Hospital, its operations or the Assets;

(d) keep in full force and effect present insurance policies or other comparable self-insurance; and

(e) use commercially reasonable efforts to maintain and preserve its business organization intact, retain its present employees at the Hospital and maintain its relationships with physicians, suppliers, customers and others having business relationships with the Hospital.

4.3 Negative Covenants. From the Effective Date until the Effective Time, with respect to the operation of the Hospital, Seller shall not, without the prior written consent of Purchaser or except as may be required by law:

(a) amend or terminate any of the Contracts or Leases, enter into any new contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business (which ordinary course of business shall include renewals of any Contract), and in no event with respect to any such contract, commitment or liability as to which the total to be paid in the future under the contract, commitment or liability exceeds Twenty-Five Thousand Dollars ($25,000);

(b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of business in accordance with Seller’s customary personnel policies;

(c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the Assets;

(d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof, if applicable;

(e) except with respect to previously budgeted expenditures, purchase capital assets or incur costs in respect of construction in progress;

(f) take any action outside the ordinary course of business; or

(g) reduce inventory except in the ordinary course of business.

For purposes of this Section 4.3, Seller shall be deemed to have obtained Purchaser’s prior written consent to undertake the actions otherwise prohibited by this Section 4.3 if Seller gives Purchaser written notice of a proposed action and Seller does not receive from Purchaser a written notice of objection to such action within five (5) business days after Purchaser receives Seller’s written notice.

4.4 Consents. Seller shall use commercially reasonable efforts to obtain all Contract and Lease Consents and shall cooperate with Purchaser and its representatives and attorneys: (a) in Purchaser’s efforts to obtain all other consents, approvals, authorizations, clearances, certificates of need and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and (b) in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated in this Agreement. Notwithstanding any provision to the contrary contained in this Agreement, to the extent Seller is unable to obtain any of the Contract and Lease Consents and Purchaser agrees to proceed to Closing without such Consents, Seller shall cooperate with Purchaser to ensure that Purchaser obtains the benefits of each such Contract or Lease and shall indemnify and hold harmless Purchaser and its affiliates for and against any and all damages as a result, directly or indirectly, of the failure to obtain any such approval or consent if any such Contract or Lease states that it is not assignable without such party’s consent.

4.5 Additional Financial Information. Within fifteen (15) calendar days following the end of each calendar month prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income relating to Seller with respect to the operation of the Hospital for each month then ended, together with corresponding year-to-date amounts.

4.6 No-Shop.

(a) From and after the Effective Date until the earlier of the Closing Date or the termination of this Agreement, Seller shall not, without the prior written consent of Purchaser: (i) offer for sale or lease the assets of the Hospital or the Assets (or any material portion thereof); (ii) solicit offers to buy all or any material portion of the Hospital or the Assets; (iii) hold discussions with any party (other than Purchaser) looking toward such an offer or solicitation; or (iv) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of the Hospital or the Assets. Notwithstanding the foregoing, this Section 4.6 shall not be construed to prohibit Seller or its affiliates from engaging in corporate transactions involving Seller’s securities, including mergers, reorganizations or other transactions, so long as the terms thereof do not contemplate the sale or lease or other disposition of the Hospital or the Assets and Seller complies with the provisions of Section 12.2 requiring Purchaser’s consent to any assignment of this Agreement by Seller.

(b) Any reference in this Agreement to an “Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person; provided, however, an “affiliate” shall not include the stockholders of Parent or any officer or director of any Person. The term “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

4.7 Seller’s Efforts to Close. Seller shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser’s obligations under this Agreement to the extent that Seller’s action or inaction can control or influence the satisfaction of such conditions.

4.8 Title Matters. On or prior to 30 days after the Effective Date, Seller shall deliver to Purchaser (a) a preliminary binder or title commitment(s) (the “Title Commitment”) sufficient for the issuance of an A.L.T.A. Extended Coverage Owner’s Title Insurance Policy with respect to the Owned Real Property (the “Owner’s Title Policy”) and an A.L.T.A. Extended Coverage Leasehold Title Policy with respect to any ground lease specified on Schedule 4.8 (the “Leasehold Title Policy”) (the Owner’s Title Policy and the Leasehold Title Policy are collectively referred to in this Agreement as the “Title Policy”), issued by Fidelity National Title Insurance Company (the “Title Company”), together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title (the “Title Instruments”) and (b) an A.L.T.A. survey of the Owned Real Property complying with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Survey for the Owned Real Property (the “Survey”). The cost of the Title Policy and the Survey shall be borne by Purchaser.

4.9 Termination Cost Reports. Seller shall file all Medicare, Medicaid, Tricare, Blue Cross and any other termination cost reports required to be filed as a result of the consummation of (a) the transfer of the Assets to Purchaser and (b) the transactions contemplated by this Agreement. All such termination cost reports shall be filed by Seller in a manner that is consistent with current laws, rules and regulations.

4.10 Certain Employee Matters.

(a) Purchaser shall be entitled to make offers of employment to all of the employees of Seller employed in connection with the operation of the Hospital. Any of the Hospital’s Employees who accepts an offer of employment with Purchaser as of or after the Effective Time shall be referred to in this Agreement as the “Hired Employees.”

(b) Seller shall be responsible to provide continuation coverage pursuant to the requirements of Code section 4980B and Part 6 of Title I of ERISA (“COBRA Coverage”) with respect to its former Employees (and their dependents). Purchaser shall be responsible to provide COBRA Coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which the Hospital’s Employees become Hired Employees.

4.11 Updating of Disclosure Schedules. Seller shall notify Purchaser of any changes, additions, or events which cause any material change in or addition to the Disclosure Schedules delivered by Seller under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section 4.11 shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless Purchaser specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification, nor shall any such notification be considered to constitute or give rise to a waiver by Purchaser of any condition set forth in this Agreement, unless Purchaser specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification. Nothing contained herein shall be deemed to create or impose on Purchaser any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by Seller herein.

ARTICLE 5

COVENANTS OF PURCHASER

5.1 Purchaser’s Efforts to Close. Purchaser shall use its commercially reasonable efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Seller’s obligations under this Agreement to the extent that Purchaser’s action or inaction can control or influence the satisfaction of such conditions. Purchaser shall use its reasonable commercial efforts in good faith to prepare and approve the Exhibits and Disclosure Schedules to this Agreement as contemplated by Section 4.1(c).

5.2 Required Governmental Approvals. Purchaser (a) shall use commercially reasonable efforts to secure, as promptly as practicable before the Closing Date, all consents, approvals, authorizations, clearances, certificates of need and licenses required to be obtained from governmental and regulatory authorities in order for Purchaser to perform its obligations under this Agreement and to cause all of its covenants and agreements to be performed, satisfied and fulfilled; and (b) will provide such other information and communications to governmental and regulatory authorities as Seller or such authorities may reasonably request.

5.3 Use of Business Names. Purchaser covenants that it and its affiliates shall not use in their respective trades or businesses the names “Ardent Health Services,” “Ardent,” “Behavioral Healthcare Corporation,” “BHC,” and any other names or symbols not used exclusively at the Hospital prior to the Effective Time, any abbreviations or variations thereof or service marks, symbols or logos related thereto, nor any promotional material, stationery, supplies or other items of inventory bearing either such names, symbols or abbreviations or variations thereof.

5.4 Excluded Assets. As soon as practicable after the Closing Date, Purchaser shall deliver to Seller or Seller’s designee any Excluded Assets found at the Hospital on and after the Effective Time, without imposing any charge on Seller for Purchaser’s storage or holding of same on and after the Effective Time.

5.5 Confidentiality. Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of Purchaser’s counsel, by other requirements of law, all Confidential Information (as hereinafter defined), and Purchaser shall not disclose the Confidential Information to any person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser. Purchaser’s obligations set forth in the immediately preceding sentence shall apply (a) between the Effective Date and the Effective Time with respect to Confidential Information which is among the Assets and (b) after the Effective Time for all Confidential Information which is not described in subsection (a) above. For the purposes hereof, “Confidential Information” shall mean all information of any kind concerning Seller or the business of the Hospital, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information,

(ii) received from a third party not known by Purchaser to be under an obligation to Seller or any affiliate of Seller to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in Purchaser’s possession prior to disclosure thereof to Purchaser in connection herewith.

5.6 Enforceability. Purchaser hereby acknowledges that the restrictions contained in Section 5.5 above are reasonable and necessary to protect the legitimate interests of Seller. The parties also hereby acknowledge and agree that any breach of Section 5.5 would result in irreparable injury to Seller and that any remedy at law for any breach of Section 5.5 would be inadequate. Notwithstanding any provision to the contrary contained in this Agreement, the parties therefore agree, and Purchaser hereby specifically consents that, without necessity of proof of actual damage, Seller may be granted temporary or permanent injunctive relief, that Seller shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach, and that Seller shall be entitled to recover its reasonable fees and expenses, including attorneys’ fees, incurred by Seller in enforcing the restrictions contained in Section 5.5.

5.7 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

Seller’s obligation to sell the Assets and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

6.1 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to the provisions of this Agreement. Purchaser acknowledges that Purchaser shall not satisfy the condition precedent set forth in this Section 6.1, as it relates to the delivery of the Purchase Price, unless Purchaser initiates the wire transfer of the amount set forth in Section 1.2 to Seller, and provides to Seller a Federal Reserve wire reference number with respect thereto, on or before 3:00 p.m. (Central time) on the Closing Date.

6.2 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

6.3 Performance of Covenants. Purchaser shall have in all respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by it on or prior to the Closing Date.

6.4 Opinion of Counsel for Purchaser. Seller shall have received the favorable opinion of Purchaser’s counsel, dated the Closing Date, in substantially the form set forth in Exhibit K attached to this Agreement.

6.5 Governmental Authorizations. Seller shall have obtained all material licenses, permits, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement.

6.6 Exhibits and Disclosure Schedules. The parties shall have mutually approved the Exhibits and Disclosure Schedules to this Agreement as contemplated by Section 4.1(c) of this Agreement.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to purchase the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

7.1 Governmental Authorizations. Purchaser shall have obtained all material licenses, permits, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement and the operation of the Hospital by Purchaser after the Closing. The required licenses, permits, certificates of need and authorizations are listed on Schedule 7.1.

7.2 Signing and Delivery of Instruments. Seller shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement.

7.3 Performance of Covenants. Seller shall have in all material respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by Seller on or prior to the Closing Date.

7.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

7.5 Opinion of Counsel. Purchaser shall have received the favorable opinion of Seller’s or Seller’s affiliate’s in-house counsel dated the Closing Date, in substantially the form attached hereto as Exhibit D.

7.6 Exhibits and Disclosure Schedules. The parties shall have mutually approved the Exhibits and Disclosure Schedules as contemplated by Section 4.1(c) of this Agreement.

7.7 Title Insurance Policy. Purchaser shall have received a fully effective Title Policy issued to Purchaser by the Title Company covering the Owned Real Property and any ground lease specified on Schedule 4.8 in the amount of the full insurable value of the Owned Real Property and any such ground lease, respectively (which amount shall be set forth in Schedule 11.1(b)) and which is reasonably satisfactory to Purchaser in all material respects. The Title Policy shall show fee simple title to the Owned Real Property vested in Purchaser, and valid leasehold title to the Leased Real Property which is subject to any ground lease specified on Schedule 4.8, subject only to: (a) current real estate taxes not yet due and payable; and (b) the Permitted Encumbrances. The Title Policy shall have all standard and general exceptions deleted so as to afford full “extended form coverage.”

7.8 No Material Adverse Change. There shall not have been any Material Adverse Change in or affecting the business of the Hospital or Seller subsequent to the Effective Date.

7.9 Required Consents. The Contract and Lease Consents shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the party or parties entitled to the benefit thereof.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to Closing:

(a) by the mutual written consent of the parties;

(b) by Seller if a material breach of this Agreement has been committed by Purchaser and such breach has not been (i) waived in writing by Seller or (ii) cured by Purchaser to the reasonable satisfaction of Seller within fifteen (15) business days after service by Seller upon Purchaser of a written notice which describes the nature of such breach;

(c) by Purchaser if a material breach of this Agreement has been committed by Seller and such breach has not been (i) waived in writing by Purchaser or (ii) cured by Seller to the reasonable satisfaction of Purchaser within fifteen (15) business days after service by Purchaser upon Seller of a written notice which describes the nature of such breach;

(d) by Purchaser if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of any condition in Article 7 is or becomes impossible and Purchaser has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Purchaser to comply with its obligations under this Agreement or (ii) Seller’s failure to provide its closing deliveries on the Closing Date as a result of Purchaser not being ready, willing and able to close the transaction on the Closing Date);

(e) by Seller if any of the conditions in Article 6 have not been satisfied as of the Closing Date or if satisfaction of any such condition in Article 6 is or becomes impossible and Seller has not waived such condition in writing on or before the Closing Date (provided that the failure to satisfy the applicable condition or conditions has occurred by reason other than (i) through the failure of Seller to comply with its obligations under this Agreement or (ii) Purchaser’s failure to provide its closing deliveries on the Closing Date as a result of Seller not being ready, willing and able to close the transaction on the Closing Date); or

(f) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 2004.

(g) by Purchaser pursuant to the provisions of Section 4.1(b) of this Agreement.

(h) by either Seller or Purchaser pursuant to the provisions of Section 4.1(c) of this Agreement.

8.2 Termination Consequences. If this Agreement is terminated pursuant to Section 8.1, (a) all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 5.6 (Confidentiality), 12.3 (Governing Law), 12.8 (Confidentiality and Publicity), and 12.12 (Expenses and Attorneys’ Fees) shall survive, (b) each party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 12.12, and (c) nothing shall prevent any party hereto from pursuing any of its legal rights or remedies that may be granted to any such party by law against any other party to this Agreement.

ARTICLE 9

POST-CLOSING MATTERS

9.1 Excluded Assets and Excluded Liabilities. Subject to Section 11.2 hereof, any asset or any liability, all other remittances and all mail and other communications that is an Excluded Asset or an Excluded Liability (a) pursuant to the terms of this Agreement, (b) as otherwise determined by the parties’ mutual written agreement or (c) absent such agreement, as determined by adjudication by a court or similar tribunal, and which comes into the possession, custody or control of Purchaser (or its successors-in-interest, assigns or affiliates) shall within five (5) business days following receipt be transferred, assigned or conveyed by Purchaser (and its successors-in-interest, assigns and affiliates) to Seller at Seller’s cost. Until such transfer, assignment and conveyance, Purchaser (and its successors-in-interest, assigns and affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Purchaser shall hold such asset in trust for the benefit of Seller.

9.2 Preservation and Access to Records After the Closing.

(a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the “Document Retention Period”), Purchaser shall keep and preserve all medical records, patient records, medical staff records and other books and records which are among the Assets as of the Effective Time, but excluding any records which are among the Excluded Assets. Purchaser will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time (including, without limitation, access to records of patients treated at the Hospital prior to the Effective Time) during normal business hours after the Effective Time, to the extent reasonably needed by Seller or Seller’s affiliates for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Hospital, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient and medical staff records at the Hospital in accordance with applicable law and the requirements of relevant insurance carriers. After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents described in this Section 9.2(a), Purchaser shall provide written notice to Seller of Purchaser’s intention no later than forty-five (45) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at its sole cost, to take possession of such documents during such forty-five (45) calendar day period. If Seller does not take possession of such documents during such forty-five (45) calendar day period, Purchaser shall be free to destroy or otherwise dispose of such documentation upon the expiration of such forty-five (45) calendar day period.

(b) Purchaser shall give its commercially reasonable cooperation to Seller, Seller’s affiliates and their insurance carriers in respect of the defense of claims by third parties against Seller or any affiliate of Seller, in respect of events occurring prior to the Effective Time with respect to the operation of the Hospital. Such cooperation shall include, without limitation, making the Hired Employees available at reasonable times for interviews, depositions, hearings and trials. Such cooperation shall also include making all of its employees available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses (all of which shall be done without payment of any fees or expenses to Purchaser or to such employees). In addition, Seller and Seller’s affiliates shall be entitled to remove from the Hospital originals of any such records, but only for purposes of pending litigation involving the persons to whom such records refer, as certified in writing prior to removal by counsel retained by Seller or any of Seller’s affiliates in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Purchaser following Seller’s or its applicable affiliate’s use of such records. Purchaser shall be entitled to require that such records be copied for Purchaser prior to their removal at Seller’s cost.

(c) In connection with (i) the transition of the Hospital pursuant to the transaction contemplated by this Agreement, (ii) Seller’s rights to the Excluded Assets, (iii) Seller’s obligations under the Excluded Liabilities, Purchaser shall after the Effective Time give Seller, Seller’s affiliates and their respective representatives access during normal business hours to Purchaser’s books, accounts and records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospital as representatives of Seller and Seller’s affiliates may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospital. The confidentiality obligations of Section 5.6 applicable to Purchaser shall apply to Seller with respect to its access to and use of Purchaser’s books and records pursuant to this Section.

(d) Purchaser and its representatives shall be given access by Seller during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by Seller pertaining to any of the Assets or with respect to the operation of the Hospital prior to the Effective Time, all in such manner as to not interfere unreasonably with Seller’s business.

9.3 Provision of Benefits of Certain Contracts. If, as of the Effective Time, Purchaser is unable to enter into a new third party contract with respect to an Excluded Contract designated by Purchaser, until such new third party contract is obtained Seller shall use reasonable commercial efforts to provide Purchaser the benefits of the designated Excluded Contract only with respect to the Hospital and cooperate in any reasonable and lawful arrangement designed to provide such benefits to Purchaser. Purchaser shall use reasonable commercial efforts to perform, on behalf of Seller, the obligations of Seller thereunder or in connection therewith, limited to those obligations of the applicable Hospital thereunder, but only to the extent that such action would not result in a material default under the applicable Excluded Contract and such obligation would have been an obligation of Purchaser had it entered into a new third party contract on substantially similar terms as the applicable Excluded Contract.

9.4 Employee Matters. As of the Effective Time, Seller shall terminate all of its employees at the Hospital, and Purchaser shall hire all such employees commencing as of the Effective Time in positions and at compensation levels consistent with those being provided by Seller immediately prior to the Effective Time. Compensation levels will be maintained for a minimum of ninety (90) days after which compensation levels may be adjusted to be consistent with the compensation guidelines of the Purchaser. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Purchaser with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any kind or nature. Within the period of ninety (90) days before the Closing, Seller shall not, and within the ninety (90) days following the Closing, Purchaser shall not: (1) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown results in an employment loss during any thirty (30) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (2) have a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the Workers Adjustment Retraining and Notification Act (the “WARN Act”). With respect to terminations of employees following the Closing, Purchaser shall be responsible for any notification required under the WARN Act. In respect of the employees employed by Purchaser, it shall provide such employees with employee benefits consistent with the benefits generally offered to employees of Affiliates of Purchaser and, to the extent Seller has qualified retirement programs for such employees, Purchaser shall recognize the existing seniority of all such employees for benefits purposes and shall provide credit under such plans for purposes of determining eligibility and vesting and the rate of benefit accrual (but not actual benefit accrual); provided, however, that no such credit need be given in respect of any new plan commenced or participated in by Purchaser in which no prior service credit is given or recognized to or for other plan beneficiaries. In extending such benefits, Purchaser shall waive pre-existing conditions limitations in Purchaser’s welfare benefit plans which might otherwise apply to such employees except to the extent employees have not satisfied such limitations under the current welfare benefit plans of Seller.

9.5 Misdirected Payments, Etc. Seller and Purchaser covenant and agree to remit, with reasonable promptness, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to Seller or the Hospital resulted in an overpayment or other determination that funds previously paid by any program or plan to Seller or the Hospital must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and Purchaser shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following the Effective Time, Purchaser suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Purchaser, relating to amounts owing under any such programs by Seller or any of its affiliates, Seller shall promptly upon demand from Purchaser pay to Purchaser the amounts so billed or offset.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Purchaser and Seller, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Seller, respectively. The representations and warranties of the Purchaser and Seller shall continue to be fully effective and enforceable following the Closing Date for two years and shall thereafter be of no further force and effect, except that the representations and warranties of the Seller contained in Sections 2.5, 2.7, 2.20 and 2.22 shall continue to be fully effective and enforceable following the Closing Date for the longer of five (5) years after the Closing Date or ninety (90) days after the expiration of any applicable statute of limitations; provided, however, that if there is an outstanding notice of a claim at the end of such two year period in compliance with the terms of Section 10.4, such applicable period shall not end in respect of such claim until such claim is resolved.

10.2 Indemnification of Purchaser by Seller.

(a) Indemnification. Seller shall keep and save Purchaser, and its directors, officers, employees, agents and other representatives (collectively, the “Purchaser Parties”), harmless from and shall indemnify and defend the Purchaser Parties against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Seller under this Agreement, (b) any breach or default by Seller of any covenant or agreement of Seller under this Agreement, (c) the Excluded Liabilities, (d) the Excluded Assets, (e) all federal, state and local income taxes relating to Seller (“Seller Tax Claims”), (f) any professional liability claim arising out of the business operations of the Hospital prior to the Effective Time, and (g) any act, conduct or omission of Seller that has accrued, arisen, occurred or come into existence at any time prior to the Effective Time. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any person or legal entity other than Purchaser.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Seller shall be under no liability to indemnify Purchaser under Section 10.2(a) and no claim under Section 10.2(a) of this Agreement shall:

(i) be made unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Seller’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) be made to the extent that any loss may be recovered under a policy of insurance applicable to the incident out of which the loss arises; provided, however, that this Section 10.2(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii) be made to the extent that such claim relates to a liability arising out of or relating to any act, omission, event or occurrence connected with:

(A) the use, ownership or operation of the Hospital, or

(B) the use, ownership or operation of any of the Assets,

on and after the Effective Time (without regard to whether such use, ownership or operation is consistent with Seller’s policies, procedures and/or practices prior to the Effective Time), other than as specifically included in the Excluded Liabilities;

(iv) be made to the extent that Purchaser had actual knowledge of (A) the respective breach of a representation and warranty by Seller or (B) other indemnifiable event, prior to the Effective Time;

(v) be made to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify Seller pursuant to Section 10.3;

(vi) accrue to Purchaser unless the actual liability of Seller in respect of any single claim or multiple claims in the aggregate exceeds One Hundred Thousand Dollars ($100,000) (individually a “Relevant Claim or collectively “Relevant Claims”)”) in which event Purchaser shall be entitled to seek indemnification for the total amount of each Relevant Claim, or if applicable, all Relevant Claims;

(vii) notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Seller to Purchaser under this Agreement shall not exceed the Purchase Price.

(c) If Purchaser is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Seller hereunder, Purchaser shall use its commercially reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Seller pays to Purchaser an amount in respect of a claim, and Purchaser subsequently recovers from a third party a sum which is referable to that claim, Purchaser shall forthwith repay to Seller so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Purchaser in obtaining payment in respect of that claim and in recovering that sum from the third party.

10.3 Indemnification of Seller by Purchaser.

(a) Indemnification. Purchaser shall keep and save Seller, and Seller’s directors, officers, employees, agents and other representatives (collectively the “Seller Parties”), harmless from and shall indemnify and defend Seller Parties against any and all Damages, to the extent connected with or arising or resulting from (a) any breach of any representation or warranty of Purchaser under this Agreement, (b) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (c) cost reports (and all claims with respect thereto) relating to the Hospital with respect to Medicare, Medicaid, Tricare or Blue Cross programs or any other third-party payor for all periods beginning on and after the Effective Time, (d) the Assumed Obligations, (e) any professional liability claim arising out of the business operations of the Hospital on and after the Effective Time, (f) any other obligation or liability specifically assumed by Purchaser in this Agreement, and (g) any act, conduct or omission of Purchaser that has accrued, arisen, occurred or come into existence at any time after the Effective Time. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any person or legal entity other than Seller or any affiliate of Seller.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify Seller under 10.3(a) and no claim under Section 10.3(a) of this Agreement shall:

(i) be made unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Purchaser’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) be made to the extent that any loss may be recovered under a policy of insurance applicable to the incident out of which the loss arises; provided, however, that this Section 10.3(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii) be made to the extent that such claim relates to a liability of Seller arising out of or relating to any act, omission, event or occurrence connected with:

(A) the use, ownership or operation of the Hospital, or

(B) the use, operation or ownership of any of the Assets,

prior to the Effective Time, other than as specifically included in the Assumed Obligations;

(iv) be made to the extent such claim relates to an obligation or liability for which Seller has agreed to indemnify Purchaser pursuant to Section 10.2;

(v) accrue to Purchaser unless the actual liability of Seller in respect of any single claim or multiple claims in the aggregate exceeds the Relevant Claim amount in which event Seller shall be entitled to seek indemnification for the total amount of each Relevant Claim or, if applicable, all Relevant Claims; and

(vi) notwithstanding any provision to the contrary contained in this Agreement, the maximum aggregate liability of Purchaser to Seller under this Agreement shall not exceed the Purchase Price.

(c) If Seller is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Purchaser hereunder, Seller shall use its commercially reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Purchaser pays to Seller an amount in respect of a claim, and Seller subsequently recovers from a third party a sum which is referable to that claim, Seller shall forthwith repay to Purchaser so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Seller in obtaining payment in respect of that claim and in recovering that sum from the third party.

10.4 Method of Asserting Claims. All claims for indemnification by any person entitled to indemnification (the “Indemnified Party”) under this Article 10 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from such Indemnified Party by a person other than Seller, Purchaser or their affiliates (a “Third Party Claim”), the Indemnified Party shall deliver a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be provided to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action by the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 10.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.4(a)(i), and except as specifically provided in this Section 10.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 10.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its affiliates). Notwithstanding the foregoing provisions of this Section 10.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 10.4(a)(ii). Subject to the above terms of this Section 10.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that either (i) does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party or (ii) is a Seller Tax Claim, the Indemnified Party shall deliver an Indemnity Notice (as hereinafter defined) to the Indemnifying Party. (The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Article 10 hereof (which claim does not involve a Third Party Claim or is a Seller Tax Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined or (iii) in the case of a Seller Tax Claim, within fifteen (15) calendar days following final determination of the item giving rise to the claim for indemnity. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

10.5 Exclusive. Other than claims for fraud or equitable relief (which equitable relief claims are nevertheless subject to Section 10.1), any claim arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement or any Damages or injury alleged to be suffered by any party as a result of the actions or failure to act by any other party shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Article 10. If Seller and Purchaser cannot resolve such claim by mutual agreement, such claim shall be determined by adjudication by a court or similar tribunal subject to the provisions of this Article 10.

ARTICLE 11

TAX AND COST REPORT MATTERS

11.1	Tax Matters; Allocation of Purchase Price.

(a) After the Closing Date, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities attributable to Seller with respect to the operation of the Hospital for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with tax matters.

(b) The Purchase Price shall be allocated among each category of the Assets in accordance with Schedule 11.1(b). Seller and Purchaser hereby agree to allocate the Purchase Price in accordance with Schedule 11.1(b), to be bound by such allocations, to account for and report the purchase and sale of the Assets contemplated hereby for federal and state tax purposes in accordance with such allocations, and not to take any position (whether in tax returns, tax audits, or other tax proceedings), which is inconsistent with such allocations without the prior written consent of the other party.

11.2	Cost Report Matters.

(a) Seller shall prepare and timely file all cost reports relating to the periods ending prior to the Effective Time or required as a result of the consummation of the transactions described in this Agreement, including, without limitation, those relating to Medicare, Medicaid, Blue Cross and other third party payors which settle on a cost report basis (the “Seller Cost Reports”). Purchaser shall forward to Seller any and all correspondence relating to the Seller Cost Reports or rights to settlements and retroactive adjustments on Seller Cost Reports (“Agency Settlements”) within five (5) business days of receipt by Purchaser. Purchaser shall not reply to any such correspondence without Seller’s written approval. Purchaser shall remit any receipts relating to the Seller Cost Reports or the Agency Settlements within five (5) business days after receipt by Purchaser and will forward any demand for payments within five (5) business days. Purchaser (and its successors-in-interest, assigns and affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.2 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including pursuant to the indemnification provisions of Section 10.2. Seller shall retain all rights to Seller Cost Reports including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and Seller Cost Reports.

(b) Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in regard to the preparation, filing, handling, and appeals of Seller Cost Reports. Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include the providing of statistics and obtaining files at the Hospital and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Entire Agreement. This Agreement, the Disclosure Schedule, the exhibits and schedules, and the documents referred to in this Agreement contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the parties on the subject matter hereof (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect.

12.2 Further Assurances and Cooperation. Seller shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the Assets. After consummation of the transaction contemplated in this Agreement, the parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any subsidiary or other entity that is wholly-owned, directly or indirectly, by Purchaser, upon Seller’s receipt of Purchaser’s guaranty of such wholly-owned subsidiary’s obligations under this Agreement in a form reasonably acceptable to Seller.

12.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana as applied to contracts made and performed within the State of Indiana. The parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any jurisdiction other than the State of Indiana shall apply to such dispute; and the parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement.

12.5 Amendments. This Agreement may not be amended other than by a written instrument signed by the parties hereto.

12.6 Exhibits, Schedules and Disclosure Schedule. As contemplated by Section 4.1(c), the Exhibits and Disclosure Schedules referred to in this Agreement shall be attached hereto and incorporated by reference herein.

12.7 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile) or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Seller:	Northern Indiana Hospital, LLC
c/o Ardent Health Services
One Burton Hills Boulevard, Suite 250
Nashville, TN 37215
Attention: President
Facsimile No.: (615) 269-9814

With a copy to:	Ardent Health Services
One Burton Hills Boulevard, Suite 250
Nashville, TN 37215
Attention: General Counsel
Facsimile No.: (615) 296-6384

If to Purchaser:	Horizon Health Corporation
1500 Waters Ridge Drive
Lewisville, Texas 75057
Attention: James Ken Newman, President
Facsimile No.: (972) 420-4060

With a copy to:	Strasburger & Price, LLP
901 Main Street, Suite 4300
Dallas, Texas 75202
Attention: David K. Meyercord, Esq.
Facsimile No.: (214) 651-4330

or at such other address as one party may designate by notice hereunder to the other parties.

12.8 Headings. The section and other headings contained in this Agreement and in the Disclosure Schedule, exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule, exhibits and schedules hereto.

12.9 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other parties; provided, however, Seller shall be permitted to provide a copy of this Agreement to any applicable governmental or administrative authorities in connection with Seller’s pursuit of any appeal of any real and personal property tax assessments on the Assets for periods prior to the Effective Time. Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such party’s attorneys, accountants, directors, officers and employees, the directors, officers and employees of any affiliate of any party hereto, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings; (b) pursuant to public announcements made with the prior written approval of Seller and Purchaser; or (c) as otherwise required by applicable law. The rights of Seller under this Section 12.9 shall be in addition and not in substitution for the rights of Seller and Seller’s affiliates under the Confidentiality Agreement, which shall survive Closing as provided therein.

12.10 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

12.11 Expenses and Attorneys’ Fees. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. The parties expressly agree that the following shall be borne by Purchaser: (a) all costs of the Title Commitment and the Title Policy; (b) all costs of the Survey; (c) all costs of the Environmental Survey; and (d) all documentary transfer taxes and recording charges in connection with the conveyance of the Assets to Purchaser. If any action is brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its court costs and reasonable attorneys’ fees.

12.12 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party expressly waiving such term or condition. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by any other party of any term, covenant or condition of this Agreement, other than the failure of such other party to perform the particular duties so accepted, regardless of the accepting party’s knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

12.13 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto.

12.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed and delivered as of the day and year first above written.

SELLER:

NORTHERN INDIANA HOSPITAL, LLC, a
Delaware limited liability company

By:	/s/ William P. Barnes
Name:	William P. Barnes
Title:	Senior Vice President

PURCHASER:

HORIZON HEALTH CORPORATION, a Delaware corporation

By:	/s/ Ronald C. Drabik
Name:	Ronald C. Drabik
Title:	Senior Vice President – Finance and Administration